Exhibit 10.25

Mettler-Toledo International Inc.
2013 Equity Incentive Plan

Nonqualified Performance Stock Option Agreement

This agreement is dated as of November 3, 2016 (the "grant date") between Mettler-Toledo International Inc., a Delaware corporation (“MTII”), and the undersigned employee or director of MTII or a subsidiary or affiliate thereof (collectively, the “Company”). Capitalized terms used and not defined in this agreement shall have the meanings given to them in the 2013 Equity Incentive Plan (the “Plan”).

In consideration of the mutual undertakings set forth in this agreement, you and MTII agree as follows:

Section 1. Grant of Performance Option.

1.1. MTII hereby grants to you an option to purchase 12,678 shares of common stock of MTII, at a purchase price of USD 397.95 per share (the "Performance Option").

1.2. The Performance Option is intended to be a “nonqualified” stock option and is not intended to qualify as an “incentive stock option”.

Section 2. Vesting Generally. Except as provided in Section 3, the Performance Option shall vest as follows:

2.1 The Performance Option will only vest if the following performance condition is satisfied: MTII has achieved at least 12% compound annual growth in its fully diluted earnings per share (EPS) adjusted as described below, over the five-year period January 1, 2017 through December 31, 2021 (the "Performance Cycle").

2.2 To be eligible for any vesting, you must remain employed by MTII or serve as a director of MTII through at least November 3, 2019.

2.3 The Committee shall determine whether the performance condition has been satisfied making reference to MTII's audited financial results. It is expected that the Committee will make this determination in February 2022. In making the determination of fully diluted EPS, the Committee intends to adjust “as reported” EPS taking into account the items set forth in Appendix A. The purpose of such adjustments is to ensure that the relevant EPS figures are truly comparable and reflect the Company's actual operating performance. The Committee will then review the computation of adjusted EPS and approve that it was performed in accordance with the plan guidelines. This review of the performance condition shall be final and binding.

2.4 If each of the conditions in Section 2.1 and Section 2.2 is satisfied, the Performance Option will vest on March 1, 2022.

2.5 If either of the conditions in Section 2.1 or Section 2.2 is not satisfied, then this option will not vest. The option will also terminate as to any and all shares of common stock for which the option has not yet been exercised on November 3, 2026, unless earlier terminated pursuant to Section 3.

Section 3. Effect of Termination During Performance Cycle; Qualified Retirement. If both your employment and your service as a director end during the Performance Cycle as a result of (a) your death, Disability, or Qualified Retirement (defined below) and your date of termination is after November 3, 2019, or (b) the Company terminating you without Cause, then in each case a pro-rata portion of the Performance Option, calculated based on the number of complete months that have elapsed during the Performance Cycle and prior to your date of termination, will remain outstanding and eligible to vest in accordance with Section 2 hereof. Any pro rata portion of the Performance Option that ultimately vests at the end of the Performance Cycle will be exercisable by you or your estate, as applicable, as specified in Section 4 hereof.

Exhibit 10.25

3.1 "Qualified Retirement" means your retirement on or after (a) you have reached the age of 53; and (b) your age plus years of service for the Company or its Subsidiaries is at least 70. On an exceptional basis, the Committee may additionally determine that you have satisfied the conditions for Qualified Retirement taking into consideration any other factors the Committee determines relevant in its sole discretion.

3.2 For all other terminations during the Performance Cycle, the Performance Option shall be forfeited for no consideration.

Section 4. How You Can Exercise This Option; Termination After Performance Cycle.

4.1 You (or your estate, as applicable) can only exercise this option starting January 1, 2023, and otherwise in accordance with the policies and procedures of MTII as may be in effect from time to time and which are communicated in writing to you by MTII and any external service provider. The current exercise procedures are described in the plan materials made available to all option holders.

4.2 If your employment and service as a director ends after the Performance Option has vested, you may exercise that portion of the Performance Option that is already vested but not yet exercised as follows:

Type of Termination        Exercise of Option Must Occur Within:
Death or disability        24 months after the last day of employment
For Cause            Option expires immediately – no exercise possible
All other terminations        5 years after the last day of employment

Section 5. You May Not Assign This Option.

No right granted to you under the Plan or this agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During your life, only you can exercise rights granted to you under the Plan or this agreement. You may submit beneficiary information in the manner specified by the Company from time to time indicating a beneficiary to whom any benefit under the Plan is to be paid or who may exercise any of your rights under this option in the event of your death.

Section 6. This Option Does Not Give You A Right To Continued Employment or Service.

Nothing in the Plan or in this agreement shall confer upon you any right to continue in the employ or service of the Company or affect any right which the Company may have to terminate your employment or service.

Section 7. This Option Does Not Give You Any Rights as a Stockholder.

Neither you nor any person succeeding to your rights hereunder shall have any rights as a stockholder with respect to any shares subject to the option unless and until shares are issued pursuant to this agreement.

Section 8. This Agreement is Subject to the Plan.

This agreement is subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof. In the event there is any inconsistency between the provisions of this agreement and the Plan, the provisions of the Plan shall govern. The Committee’s determinations relating to the Plan, this agreement and their respective interpretation shall be binding.

Section 9. Non-Compete and Non-Solicit.

While you are employed by the Company and for a period of the longer of twelve months after your last day of employment, or so long as you have any options available to exercise that you have not exercised, you shall not directly or indirectly solicit for hire or hire any Company employee or engage in or be employed in any business that (a) competes with any business of the Company or (b) is a peer company as set out in a list to

Exhibit 10.25

be specified by the Company from time to time. Nothing in this agreement shall require you to hold unexercised options, and you are free to forfeit options in whole or in part at any time.

You agree that while you are employed by the Company, you shall use your best efforts to ensure there is no internal announcement or public communication regarding your departure that the Company has not approved in writing.

In case of a breach of any of your undertaking in this section, or if you fail to observe, or threaten not to observe, your notice period pursuant to your employment agreement, you acknowledge and agree that the Company is entitled to block any equity transaction, and/or to terminate or to forfeit your outstanding equity awards, whether vested or unvested, for no consideration and with immediate effect. During such time as your equity transactions may be blocked, the Company shall not be liable for any loss relating to change in share price or otherwise.

The termination of equity awards shall not discharge you from observing your undertakings in this section. To request cessation of any activities that violate or would violate these undertakings, the Company is also entitled to obtain and enforce immediate temporary restraining orders, preliminary injunctions, and final injunctions, in addition to other remedies that may be available. The Company shall not be obligated to post a bond/guarantee.

Section 10. Your Acknowledgments Relating To This Option.

By entering into this agreement, you acknowledge and agree that (a) you have received and read a copy of the Plan and accept this option subject to the terms and provisions of the Plan, and (b) that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award there under.

You hereby acknowledge and agree that upon exercise of this option, any income resulting from such exercise is subject to income taxes in the relevant jurisdiction and the Company will declare any option income you receive upon exercise of this option. As a condition to the exercise of this option, you shall remit an amount sufficient to satisfy all federal, state and other governmental tax withholding requirements related to such exercise, including social security withholding. You authorize the Company to withhold from payments to you an amount sufficient to satisfy all such tax and withholding requirements related to exercise of this option that have not previously been paid by you to the Company or to an appropriate governmental authority.

Section 11. This Agreement Also Binds Any Successors and Assigns.

This agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of MTII and, to the extent set forth in Section 5, your heirs, personal representatives, conservator or committee.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set out above.

METTLER-TOLEDO INTERNATIONAL INC.

By:    /s/ Christian Magloth
        ________________________________
Christian Magloth, Head of HR

Acknowledged and agreed:

/s/ Olivier A. Filliol
_______________________________
Olivier A. Filliol

Exhibit 10.25

Appendix A

In making the determination of adjusted fully diluted EPS, the Committee has the discretion to adjust "as reported" EPS with respect to the following items to ensure the measure does not provide an unfair benefit or create an unfair disadvantage:

1.
Changes in US GAAP based on the adoption of new accounting principles or changes in existing accounting principles. Accounting principles and policies shall be consistently applied based on the US GAAP principles and policies in existence as of December 31, 2016.

2.
Costs (either period costs or accrued costs) associated with restructuring, exit, or disposal activities (e.g. one-time termination benefits, contract termination costs, costs to consolidate facilities, costs to relocate employees, etc.) in excess of $4 million after tax.

3.	Gains or losses on the sale of any assets or business in excess of $4 million after tax

4.	Gains or losses associated with financings or re-financings in excess of $4 million after tax

5.	Impairment charges related to intangibles, goodwill, or long-lived assets in excess of $4 million after tax

6.	Costs associated with dispositions in excess of $4 million after tax

7.	Costs associated with the termination (curtailments or settlements) of any pension plans in excess of $4 million after tax

8.
Discrete tax items relating to law changes, audits, close to return adjustments, or changes in valuation allowance that are considered non-recurring, unusual, or infrequent based upon the definitions of such terms as described by APB 30 in excess of $4 million after tax

9.	EPS growth will be adjusted as necessary for any stock splits

10.
All other non-recurring, unusual, or infrequent items, based upon the definitions of such terms as described by APB 30, in excess of $4 million after tax required to remove the impact of transactions to ensure comparability to accounting principles as were in place at December 31, 2016

For the avoidance of doubt, no adjustment will be made in respect of the share buyback program or the purchase of any assets or company that does not result in a Change of Control.

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